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                                                                    Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
Internet Capital Group, Inc.

We consent to incorporation by reference in the Registration Statements (No. 33-41853, 33-48579, 33-48462, 2-72362, 33-72559, 33-72560, 333-75499, 333-75501,
333-86777, 333-65092, 333-73284, and 333-69246) on Form S-8 and in the
Registration Statements (No. 333-86675 and 333-32512) on Form S-3 of Safeguard Scientifics, Inc. and subsidiaries of our report dated February 19, 2002 relating to the Consolidated Balance Sheets of Internet Capital Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related Consolidated Statements of Operations, Cash Flows, Stockholders' Equity, and Comprehensive Income (Loss) for each of the years in the three-year period ended December 31, 2001, which report appears in the annual report on Form 10-K of Safeguard Scientifics, Inc.

Our report dated February 19, 2002 contains an explanatory paragraph that describes the adoption of Statement of Financial Accounting Standards No. 141, Business Combinations, and certain provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as discussed in note 1 of those statements and the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as discussed in note 4 of those statements.

/s/ KPMG LLP
Philadelphia, Pennsylvania
March 29, 2002